FOX PETROLEUM INC.
64 Knightsbridge
London, England SW1X 7JF, UK

June 6, 2008

BY EDGAR

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549-7010

Attention:         Gary Newberry

Dear Sirs/Mesdames:

Re:	Fox Petroleum Inc. (the “Company”)
Form 10-KSB for Fiscal Year Ended February 28, 2007
File No. 0-52721

In response to your correspondence of June 3, 2008, the Company acknowledges that:

(a)	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

(b)	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

(c)	the Company may not assert staff comments as a defence in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any questions, please contact Bernard Pinsky, counsel for the Company at 604.643.3153.

Yours truly,

FOX PETROLEUM INC.

Per: /s/ Alexander Craven

Alexander Craven
Vice President, Finance